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                                                                   Exhibit 10.12



                                   March 16, 1998


PERSONAL AND CONFIDENTIAL

Mr. Robert Hadden
65 Lindall Street
Danvers, Massachusetts  01923

     Dear Robert:

     I am writing to set forth and confirm the understanding between you and White Pine Software, Inc. (the "Company") relating to the termination of your employment with the Company.

     1. Resignation. You hereby resign as the Vice President of Sales of the Company, effective as of the close of business on March 16, 1998 (the "Termination Date"). Such resignation shall be effective regardless of the continued effectiveness of this letter agreement.

     2.   Severance Pay and Associated Benefits.

          (a) Regular Salary and Severance Pay. You acknowledge that the Company has paid you the full amount of your regular salary accrued and unpaid through the Termination Date, amounting to $2,307.70 before withholding or deductions as of such date. You also understand and agree that you are not accruing and will not accrue additional regular salary. After the Termination Date, the Company will continue to make salary continuation payments to you for a period (the "Severance Pay Period") of 6 months (i.e., from March 17, 1998 through September 16, 1998. Such payments will be made bi-weekly and will be made at the annual rate of $100,000 per year, i.e., at the rate of $3,846.15 per pay period. During such time as you are receiving benefits under this paragraph 2, you shall not accrue or be entitled to any vacation benefits, any bonus, or any other payments other than those specifically provided for in this letter agreement. The Company may deduct from any payments otherwise due to you under this letter agreement such withholding taxes and similar governmental payments and charges as may be required.



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          (b) Commissions.  You acknowledge that the Company has paid you the full amount of your 1997 commissions accrued and unpaid through the Termination Date, amounting to $11,314.29 before withholding or deductions as of such date. You also agree to accept -- in lieu of waiting until April 30, 1998, for the Company to determine, in the normal course of its business, the commissions due to you for the First Quarter of 1998, if any, and to forward any such amount to you -- a payment of $8,000.00 before withholding or deductions, to be paid and forwarded to you by certified mail at the address recited above upon receipt by the Company of executed copies of this letter agreement and the General Release and Waiver Of All Claims which is Exhibit A hereto. You acknowledge and agree that you have no right to any payments of commissions or of draw against commissions beyond those specifically provided for in this paragraph 2(b).

          (c) Stock Options. The Company has previously issued to you two stock option and confidentiality agreements (the "Option Agreements"): (i) an agreement dated April 21, 1997, under which you were granted incentive stock options to acquire 32,000 shares of the Company's common stock, at a fair market value at the date recited herein and vesting on a schedule set forth in Schedule A to incentive option agreement; and (ii) an agreement dated April 21, 1997, under which you were granted nonqualified stock options to acquire 38,000 shares of the Company's common stock, at a fair market value at the date recited herein and vesting on a schedule set forth in Schedule A to the nonqualified option agreement. Your vesting and exercise rights as to such options upon your resignation of your employment are governed by the terms of the 1996 Incentive and Nonqualified Stock Option Plan of White Pine Software, Inc. (the "Plan") and the Option Agreements issued to you pursuant to the Plan.

          (d) Medical Insurance. Your rights under the so-called COBRA statute (which gives you the right to continue participating in the Company's group medical insurance plans for a period of time at your own expense) shall become effective as of the Termination Date.

          (e) Pension Plans. For purposes of the Company's 401-k Plan, you have ceased to be an active employee as of the Termination Date.

          (f) Insurance. Your coverage under the group long and short-term life insurance and disability insurance policies and under the accidental death and dismemberment policy maintained by the Company for employees has been terminated as of the Termination Date.

          (g) Vacation Pay. You acknowledge that the Company has paid you the full amount of your earned-time accrued and unpaid through the Termination Date, i.e., for 26.26 hours of unused earned-time pay (valued at $1,262.50 before withholding or deductions) as of such date. You also understand and agree that you are not accruing and will not accrue additional earned-time pay.

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          (h)  No Other Benefits.  You acknowledge that, except as set forth in paragraphs 2(a)-2(g) above, the Company has previously paid all amounts payable to you under all other compensation or reimbursement arrangements, if any. From and after the date of this letter agreement you shall have no right to compensation or benefits beyond those specifically provided for in this letter agreement.

          (i) Return of Company Property and Retrieval of Personal Effects. You acknowledge that you have returned to the Company as of the Termination Date all property of the Company, including any keys, pager, cellular phone, all computer hardware (including multi-media notebook computer), Company notes, documents and files, and computer disks or files in your possession, custody or control. You further acknowledge that you have retrieved from the Company as of the Termination Date all of your personal effects.

     3. Release. In return for the payments and benefits provided to you as set forth in paragraph 2 above, YOU AGREE TO EXECUTE A FINAL AND BINDING GENERAL RELEASE AND WAIVER OF ALL CLAIMS (THE "RELEASE AND WAIVER") AGAINST THE COMPANY, ITS OFFICERS, DIRECTORS, ATTORNEYS, EMPLOYEES, AGENTS , REPRESENTATIVES, SUCCESSORS AND ASSIGNS IN THE FORM ATTACHED HERETO AS EXHIBIT A, WHICH INCLUDES ALL CLAIMS ARISING OUT OF OR RELATING TO YOUR HIRING, EMPLOYMENT, OR TERMINATION OF EMPLOYMENT.

     4.   Non-Disclosure, Confidentiality, and Cooperation.

          (a) The Company Guide to Public Disclosure, Policy on Insider Trading and Policy Regarding Special Trading Procedures (the "Guide") executed by you on April 21, 1997, remains in full force and effect and is incorporated herein by reference. You acknowledge and reaffirm that you remain bound by the terms and conditions of said Guide.

          (b) You shall not disclose the terms of this letter agreement to any person, organization or agency, except as required by legal process and then only after notice is given by you to the Company such that, where feasible, the Company will have a reasonable opportunity to oppose disclosure. The foregoing is not intended to preclude you from disclosing the terms hereof to your spouse, your counsel or your accountant or tax advisors.

          (c) You agree not to reveal or use any confidential information about the Company or any of its customers, officers, directors, attorneys, employees, or agents, or its operations or financial condition. The foregoing is not intended to preclude you from making confidential disclosures made on a need to know basis to your confidential advisors such as your counsel and your accountant.

          (d) Except as otherwise provided in this paragraph below, you represent and warrant that you have never commenced or filed, and, to the extent permitted by law, covenant and agree never to commence, file, aid, solicit or in any way prosecute or cause to

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be commenced or prosecuted against the Releasees (as defined in the Release and
Waiver) the bringing of any legal proceeding or the making of any legal claim against the Company by any state or federal agency or by any applicant for employment, employee or former employee of the Company ("third party action"), and further you shall not reveal any information about the Company to be used for, and shall not testify in, any third party action except as required to do so by properly issued subpoena and then only after giving the Company a reasonable opportunity to review any such subpoena and oppose the giving of any such testimony.

          (e) During the Severance Pay Period, you will provide reasonable assistance to the Company with respect to matters as to which you have knowledge, including without limitation by providing any computer file access codes required by the Company. In particular, you will respond to questions which your successor or other Company officer, employees or directors may have as to matters which were within your area of responsibility while an officer or employee or director of the Company, and you will cooperate with the Company and, as may be requested, testify on behalf of the Company in any proceeding in which the Company is a party. To the extent you are asked to travel in order to fulfill the foregoing obligations, the Company will reimburse you for the reasonable out-of-pocket expenses which you may incur in connection with these obligations (other than attorney's fees).

     5. Employment Inquiries. The Company will respond to inquiries concerning your employment by the Company with a statement revealing the period of your employment, the final position you held and your final rate of pay. You will direct that all requests for information regarding your employment be sent to the Company's Director of Human Resources or her successor or designee, and the Company will not be responsible for violations of this paragraph 5 by any other person.

     6. Successors, Assigns. This letter agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns and present and former employees and agents of the parties hereto to the extent permitted by law.

     7. Non-Assignment. You warrant and represent to the Company that you have not heretofore assigned or transferred or attempted to assign or transfer to any person any claim or matter recited in the Release and Waiver or any part or portion thereof, and agree to indemnify and hold harmless the Releasees from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including the payment of attorney's fees and costs actually incurred whether or not litigation be commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer or attempted assignment or transfer.

     8. Attorney's Fees. Each party shall bear his or its own attorney's fees and expenses.

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     9.   Non-Admission.  Each party expressly disclaims any wrongdoing to the other and each agrees that by entering into this letter agreement neither admits any wrongdoing.

     10.  Representations and Recitals.  You represent that:

          (a) THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING CONCERNING THE RIGHTS WAIVED IN THIS LETTER AGREEMENT. YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS LETTER AGREEMENT, AND ARE VOLUNTARILY ENTERING INTO THIS LETTER AGREEMENT AND PROVIDING THE GENERAL RELEASE AND WAIVER OF CLAIMS.

          (b) YOU UNDERSTAND THAT YOU HAVE SEVEN (7) DAYS TO REVIEW THIS LETTER AGREEMENT AND THE RELEASE AND WAIVER PRIOR TO THEIR EXECUTION. IF AT ANY TIME PRIOR TO THE END OF AT LEAST THE SEVEN (7) DAY PERIOD YOU EXECUTE THIS LETTER AGREEMENT, YOU ACKNOWLEDGE THAT SUCH EARLY EXECUTION IS A KNOWING AND VOLUNTARY WAIVER OF YOUR RIGHT TO CONSIDER THIS LETTER AGREEMENT AT LEAST SEVEN (7) DAYS AND IS DUE TO YOUR BELIEF THAT YOU HAVE HAD AMPLE TIME IN WHICH TO CONSIDER AND UNDERSTAND THIS LETTER AGREEMENT AND IN WHICH TO REVIEW THIS LETTER AGREEMENT WITH AN ATTORNEY.

          (c) YOU UNDERSTAND THE EFFECT OF YOUR WAIVER AND THAT YOU GIVE UP ANY RIGHTS YOU MAY HAVE, IN PARTICULAR BUT WITHOUT LIMITATION, UNDER THE NEW HAMPSHIRE LAW AGAINST DISCRIMINATION (RSA 354-A:1 ET SEQ.) AND THE MASSACHUSETTS LAW AGAINST DISCRIMINATION (MASS. GEN. L. C. 151B).

          (d) YOU UNDERSTAND THAT YOU WOULD NOT BE ENTITLED TO THE SEVERANCE BENEFIT AND BENEFITS CONTINUATION DESCRIBED IN PARAGRAPH 2 HEREOF IF YOU DID NOT ENTER INTO THIS AGREEMENT.

     11. Challenge to Validity of Agreement. After the execution of this letter agreement, this letter agreement and Release and Waiver shall be forever binding. You acknowledge that you may hereafter discover facts not now known to you relating to your hire, employment or cessation of employment, and agree that this letter agreement and your Release and Waiver shall remain in effect notwithstanding any such discovery of any such facts. You shall not bring a proceeding to challenge the validity of this letter agreement and Release and Waiver. Should you do so notwithstanding this Paragraph 10, you will first be required to pay back to the Company all remuneration received pursuant to Paragraph 2 hereof.

     12. Governing Law. This letter agreement shall be interpreted in accordance with New Hampshire law.

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     13.  Complete Agreement; Modification.  This letter agreement recites the full terms of the understanding between us, and supersedes any prior oral or written understanding. It may be modified only in a writing signed by both parties.

     14. Execution. This letter agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

     Please note that you have seven (7) days to accept the offer set forth herein.

                                       * * * *

     If you agree to the foregoing, please execute and return to the undersigned the enclosed copy of this letter agreement and the Release and Waiver. Your signing of this letter agreement and the Release and Waiver will result in the formation of a binding contract between you and the Company under seal.

                              WHITE PINE SOFTWARE, INC.



                              By: /s/ Killko Caballero
                                  --------------------------
                              Title: President



I HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS LETTER AGREEMENT, AND I AM VOLUNTARILY ENTERING INTO THE LETTER AGREEMENT AND PROVIDING THE RELEASE AND WAIVER OF CLAIMS.


Date: March 23, 1998          /s/ Robert Hadden
                              ------------------------------
                              Robert Hadden



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                                     Exhibit A


                     GENERAL RELEASE AND WAIVER OF ALL CLAIMS

     In consideration of the payments, benefits and other agreements set forth in the letter agreement dated March 16, 1998, between White Pine Software, Inc. ("the Company") and myself (to which this General Release and Waiver Of All Claims is attached), I hereby voluntarily release and forever discharge the Company and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, and each of their present, former and future controlling shareholders, officers, directors, employees, agents, representatives and attorneys (collectively, the "Releasees") from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising under the the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the New Hampshire Law Against Discrimination (RSA 354-A:1 et seq.), the Massachusetts Law Against Discrimination (Mass. Gen. L. c. 151B), the common law of New Hampshire, the common law of Massachusetts and all other claims which I ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release out of or in any way related to my hiring or employment by the Company, or the termination of that employment, or any related matters.



          Date: March 23, 1998          /s/ Robert Hadden
               -----------------        ---------------------------


Signed and sealed in the presence of:

   /s/ Marlene M. Locke
--------------------------------------
Notary Public
My commission expires:



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